As filed with the Securities and Exchange Commission on August 9, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Extreme Networks, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0430270
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6480 Via del Oro

San Jose, California 95119

(408) 579-2800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Aerohive Networks, Inc. 2014 Equity Incentive Plan

(Full Title of the Plan)

Katayoun (“Katy”) Motiey

Chief Administrative Officer, General Counsel and Corporate Secretary

6480 Via del Oro

San Jose, California

(408) 579-2800

(Name and address of agent for service, including telephone number of agent for service)

Copy To:

Tad Freese Mark Bekheit Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company,” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

		Emerging Growth Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value, to be issued under the Aerohive Networks, Inc. 2014 Equity Incentive Plan (the “2014 Aerohive Plan”)	2,053,732 (2)	$8.16 (3)	$16,759,377.30	$2,031.24

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the Registrant’s common stock that become issuable under the 2014 Aerohive Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)	Represents 2,053,732 shares of common stock of the Registrant issuable pursuant to outstanding restricted stock units assumed by the Registrant.
(3)

The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purposes of calculating the registration fee. Pursuant to Rules 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of high and low prices for the Registrant’s common stock as reported on The Nasdaq Global Select Market on August 2, 2019 of $8.39 and $7.93.

EXPLANATORY NOTE

On June 26, 2019, Aerohive Networks, Inc. (“Aerohive”), the Registrant and Clover Merger Sub, Inc. (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) (the “Effective Time”), Purchaser merged with and into Aerohive, and Aerohive continued as the surviving corporation and as a wholly-owned subsidiary of the Registrant (the “Merger”). In connection with the Merger and subject to the terms of the Merger Agreement, at the Effective Time, among other things, the Registrant assumed outstanding and unvested restricted stock units of Aerohive issued under the 2014 Aerohive Plan that converted into restricted stock units covering 2,053,732 shares of the Registrant’s common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Extreme Networks, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, filed by the Registrant with the SEC on August 29, 2018, including information specifically incorporated by reference therein from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 25, 2018.

(b)

The Registrant’s Quarterly Report on Form 10-Q for the quarterly periods ended September 30, 2018, December 31, 2018 and March 31, 2019, filed with the Commission on November  2, 2018, January 30, 2019 and May  10, 2019, respectively.

(c)

The Registrant’s Current Reports on Form 8-K filed by the Registrant with the SEC on September  19, 2018, November  2, 2018 (with respect to Item 8.01 and Exhibit 99.2 of Item 9.01 only), November  15, 2018, November 20, 2018 January 25, 2019 and June 26, 2019.

(d)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the fiscal year covered by the annual report referred to above.

(e)

The description of Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 000-25711), filed with the SEC under Section 12(b) of the Exchange Act, on April 5, 1999, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify these persons for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s Amended and Restated Bylaws provide for indemnification of each person who was or is a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer or employee of another corporation, or of a partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the Delaware General Corporation Law. The Registrant’s Amended and Restated Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law. In addition, the Registrant carries director and officer liability insurance.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference
	Description of Document	Form	Filing Date	Number	Provided Herewith

3.1	Amended and Restated Certificate of Incorporation	8-K	12/17/2010	3.1

3.2	Amended and Restated Bylaws	8-K	3/31/2011	3.1

5.1	Opinion of Latham & Watkins LLP.				X

10.1	Aerohive Networks, Inc. 2014 Equity Incentive Plan.				X

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X

23.2	Consent of Independent Registered Public Accounting Firm.				X

24.1	Power of Attorney (included in the signature page to this registration statement).				X

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(x) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California, on August 9, 2019.

EXTREME NETWORKS, INC.

By:	/s/ REMI THOMAS
Remi Thomas
Executive Vice President, Chief Financial Officer
(Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Katy Motiey with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ EDWARD B. MEYERCORD III Edward B. Meyercord III	President and Chief Executive Officer, Director (Principal Executive Officer)	August 9, 2019

/s/ REMI THOMAS Remi Thomas	Executive Vice President, Chief Financial Officer (Principal Accounting Officer)	August 9, 2019

/s/ JOHN C. SHOEMAKER John C. Shoemaker	Director and Chairman of the Board	August 9, 2019

/s/ CHARLES CARINALLI Charles Carinalli	Director	August 9, 2019

/s/ KATHLEEN M. HOLMGREN Kathleen M. Holmgren	Director	August 9, 2019

/s/ EDWARD H. KENNEDY Edward H. Kennedy	Director	August 9, 2019

/s/ RAJ KHANNA Raj Khanna	Director	August 9, 2019